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News release

Media Contact: Erick R. Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Sarah DeWitt Marsh McLennan +1 212 345 6750 Sarah.dewitt@mmc.com

Marsh McLennan Appoints Hafize Gaye Erkan to its Board of Directors

NEW YORK, February 14, 2022 — On February 11, 2022, the Board of Directors of Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy, and people, appointed Hafize Gaye Erkan, age 42, as director effective on March 1, 2022. With Ms. Erkan’s appointment, the Company’s Board will consist of 14 directors.

Prior to 2022, Ms. Erkan served as Co-CEO of First Republic Bank, a publicly traded commercial bank and trust company with total assets of $181 billion and additional wealth management assets of $279 billion as of December 31, 2021. She also served as President of First Republic from 2017 to 2021 and was a member of the company’s board of directors from 2019 to 2021. She joined First Republic as Senior Vice President, Chief Investment Officer and Co-Chief Risk Officer in 2014.

Before joining First Republic in 2014, Ms. Erkan spent a decade at Goldman Sachs, ultimately serving as Managing Director and Head of Financial Institutions Group Analytics and Strategies. In that role, she worked closely with boards of directors and senior management teams of financial institutions, insurers, asset managers and banks.

“Gaye has deep expertise in investments, risk management, growth markets and digital innovation,” said H. Edward Hanway, Chairman of the Company’s Board of Directors. “We look forward to welcoming her to the Board.”

Ms. Erkan serves on the board of directors for the Partnership for New York City and on the Advisory Council for the Princeton University Department of Operations Research and Financial Engineering. She served on the board of directors for Tiffany & Co. from 2019 through the company’s acquisition by LVMH in 2021.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 83,000 colleagues advise clients in 130 countries. With annual revenue of nearly $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, follow us on LinkedIn and Twitter or subscribe to BRINK.